Exhibit 99.1

IR Agency Contact:	Company IR Contact	Media Contact:
Kirsten Chapman/ Rebecca Herrick	Pacific Ethanol, Inc.	Paul Koehler
Lippert / Heilshorn & Assoc.	916-403-2755	Pacific Ethanol, Inc.
415-433-3777	866-508-4969	503-235-8241
Investorrelations@pacificethanol.net		paulk@pacificethanol.net

PACIFIC ETHANOL, INC. SIGNS DEFINITIVE AGREEMENTS TO RAISE $53.5 MILLION TO PURCHASE 20% OWNERSHIP INTEREST IN PLANTS AND RETIRE CORPORATE DEBT

•	Enters into agreement to raise $35.0 million through issuance of senior convertible notes

•	Enters into agreement to sell ownership interest in Front Range Energy, LLC for $18.5 million

•	Enters into agreements to purchase 20% ownership interest in plants for $23.3 million

•	Intends to retire $17.0 million in corporate debt, including interest and fees

•	Expects to increase cash reserves by $10.0 million

•	To hold investor call today September 28, 5:30 AM PT/8:30 ET to discuss transactions

Sacramento, CA, September 28, 2010 – Pacific Ethanol, Inc. (PEI, NASDAQ CM: PEIX), the leading West Coast marketer and producer of low-carbon renewable fuels, announced today several transactions intended to further improve the company’s balance sheet and position the company for continued growth in the ethanol industry. On September 27, 2010, PEI entered into agreements to issue senior convertible notes (Notes) in the aggregate principal amount of $35.0 million to institutional investors, which agreements are expected to close on or prior to October 11, 2010. In addition, on September 27, 2010, PEI signed an agreement to sell its minority ownership interest in Front Range Energy, LLC for $18.5 million in cash that is expected to close coincident with the closing of the issuance of the Notes. Total gross proceeds from these two transactions are expected to be $53.5 million. On September 28, 2010, PEI entered into agreements to purchase for $23.3 million a 20% ownership interest in New PE Holdco LLC (New PEH), which is the owner of PEI’s previously-owned four ethanol production facilities. As a result, PEI will hold the largest equity ownership position in New PEH. Further, PEI intends to retire $17.0 million in corporate debt, accrued interest and fees owed to Lyles United LLC and Lyles Mechanical Co. (Lyles). The balance of the proceeds is expected to pay transaction fees and to provide approximately $10.0 million of cash reserves to PEI’s balance sheet.

Neil Koehler, PEI’s president and CEO, stated, “These transactions represent a significant step forward for PEI as we complete our restructuring and improve our balance sheet. We are reinvesting in the ownership of core assets at a time when plant valuations offer considerable upside potential, as evidenced by the price we received from the sale of our interest in Front Range. We believe these transactions best enable us to continue our mission and leadership as the leading West Coast marketer and producer of low carbon renewable fuels, and will drive our growth strategy. We are focused on an immediate plan to restart the Stockton, California plant to meet the growing demand for ethanol and realize the high value of California produced ethanol. With our improved financial position, additional working capital, the integration of marketing, asset management, and plant ownership, together with efficient operations, we are well positioned for profitable growth.”

PEI has also filed a Current Report on Form 8-K today with the Securities and Exchange Commission that provides further details of the transactions described above and further summarized below.

Senior Convertible Notes and Warrants
PEI has signed definitive agreements, conditioned on the simultaneous closing of the other transactions described in this press release and other customary closing conditions, to issue Notes for cash in the aggregate principal amount of $35.0 million. The Notes will have a term of 15 months, bear interest at the rate of 8% per annum and will contain other terms that are consistent with the terms approved by PEI’s stockholders at its annual meeting held on June 3, 2010. In connection with the issuance of the Notes, PEI will issue seven-year warrants to purchase an aggregate of up to 20.6 million shares of its common stock. PEI expects to close the offering of the Notes and warrants on or prior to October 11, 2010, subject to the satisfaction of various customary closing conditions. PEI expects that the net proceeds from the offering will be approximately $32.0 million, after deducting estimated fees and expenses of the offering. Lazard Capital Markets LLC acted as the exclusive placement agent for this transaction.

Sale of Minority Ownership of Front Range
PEI signed a definitive agreement with the majority owner for the sale of its 42% interest in Front Range Energy, LLC, a 48 million gallon per year ethanol production facility located in Windsor, Colorado, for $18.5 million in cash. The sale is anticipated to close on or prior to October 11, 2010, subject to customary closing conditions.

Purchase of Ownership in Plants
As part of PEI’s plan of reorganization following its emergence from bankruptcy on June 29, 2010, the ownership of its wholly-owned subsidiary, Pacific Ethanol Holding Co. LLC (PEH), together with PEH’s four wholly-owned ethanol production facilities with a combined annual capacity of 200 million gallons was transferred to a newly formed holding company, New PEH. As announced on June 29, 2010, PEI had an exclusive option to purchase up to a 25% equity interest in New PEH for up to $30 million in cash. PEI exercised its option and entered into a separate agreement to acquire ownership interests. PEI will pay $23.3 million in the aggregate for a 20% interest. As a result, PEI will hold the largest equity ownership interest in New PEH.

Retirement of Corporate Debt
With the proceeds of the sale of PEI’s interest in Front Range Energy, LLC, PEI will retire all of its corporate debt obligations to Lyles, including accrued interest and fees, in the aggregate amount of approximately $17.0 million. PEI has been in default under these obligations since 2009.

Investor Conference Call
Management will host a conference call to discuss these transactions at 5:30 AM PT/8:30 AM ET today, Tuesday, September 28, 2010. To listen to the conference call, dial (877) 847-6066 in the US or 00-1-(970) 315 - 0267 internationally. The access code is 14513448#. A telephonic replay will be available beginning at 11:30 AM ET on Tuesday, September 28th through Thursday, September 30, 2010 at 11:59 p.m. ET. To access the replay, US callers may dial (800) 642-1687 and international callers may dial 00-1-(706) 645-9291. The pass code will be 14513448#. In addition, the call can be accessed via webcast on the “Investors” section of www.pacificethanol.net where it will be archived for one year.

About Pacific Ethanol, Inc.
Pacific Ethanol, Inc. (NASDAQ CM: PEIX) is the leading West Coast marketer and producer of low-carbon renewable fuels. Pacific Ethanol also sells co-products, including wet distillers grain, or WDG, which is a highly valuable nutritional animal feed. Serving integrated oil companies and gasoline marketers who blend ethanol into gasoline, Pacific Ethanol provides transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Nevada, Arizona, Oregon, Colorado, Idaho and Washington. Management seeks to choose destination plants with optimal distribution criteria for ethanol and co-products and currently manages two operating plants in Oregon and Idaho as well as two idled facilities in California. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets ethanol from Pacific Ethanol’s managed plants and from other third-party production facilities, and another subsidiary, Pacific Ag. Products, LLC, markets WDG. For more information please visit www.pacificethanol.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
With the exception of historical information, the matters discussed in this press release including, without limitation:  the ability of Pacific Ethanol to continue as the leading West Coast marketer and producer of low-carbon renewable fuels; the ability of Pacific Ethanol to resume production at the Stockton, California plant, which is at the discretion of the board of directors of New PEH, and to realize a premium on the sale of California-produced ethanol; the ability of Pacific Ethanol to successfully staff, manage and operate the four ethanol production facilities; the ability of the Company to retain an adequate working capital reserve and the other improvements in its financial position sought in connection with the transactions described herein; the ability of Pacific Ethanol to grow its business, generate revenue and earnings growth and demonstrate the benefits of the Company’s destination business model; and the ability of the Company to realize appreciation on its investment in New PEH; are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to the ability of Pacific Ethanol to meet all closing contingencies and close the transactions described in this release and those factors set forth in the “Risk Factors” section contained in Pacific Ethanol’s most recent Form 10-Q filed with the Securities and Exchange Commission on August 16, 2010, and its Form 10-K filed with the Securities and Exchange Commission on March 31, 2010.